Exhibit (5)(c)

[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

August 28, 2009

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202

Procter & Gamble International Funding SCA
26 Boulevard Royal
L-2449 Luxembourg

Ladies and Gentlemen:

We are acting as counsel to the underwriters in connection with the Registration Statement on Form S-3 (File No. 333-145938) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of (i) $500,000,000 aggregate principal amount of 3.150% Notes due September 1, 2015 (the “Procter & Gamble Debt Securities”) of The Procter & Gamble Company, an Ohio corporation (the “Company”), and (ii) $1,000,000,000 aggregate principal amount of 1.350% Notes due August 26, 2011 (the “PGIF Debt Securities”) of Procter & Gamble International Funding SCA, a Luxembourg société en commandite par actions (“PGIF”), to be fully and unconditionally guaranteed by the Company (such guarantee, the “Guarantee” and, together with the Procter & Gamble Debt Securities and the PGIF Debt Securities, the “Securities”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Procter & Gamble Debt Securities are issuable under an indenture, dated September 28, 1992, by and between the Company and The Bank of New York Mellon Trust Company, National Association (as successor-in-interest to J.P. Morgan Trust Company, National Association), as trustee (the “Procter & Gamble Indenture”) attached as Exhibit (4)(a) to the Registration Statement. The PGIF Debt Securities are issuable under an indenture, dated July 6, 2007, among PGIF, the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (the “PGIF Indenture” and, together with the Procter & Gamble Indenture, the “Indentures”) attached as Exhibit (4)(c) to the Registration Statement. The Bank of New York Mellon Trust Company, National Association serves as trustee for both the Procter & Gamble Indenture and the PGIF indenture and is referred to herein as the “Trustee.”

For purposes of this opinion, (i) the “Procter & Gamble Agreements” are the Underwriting Agreement and the Pricing Agreement related to the Procter & Gamble Debt Securities, dated August 25, 2009, between the Company and the several underwriters party thereto (collectively, the “Procter & Gamble Underwriters”), and (ii) the “PGIF Agreements” are the Underwriting Agreement and the Pricing Agreement related to the PGIF Debt Securities and the Guarantee, dated August 25, 2009, among PGIF, the Company and the several underwriters party thereto (collectively, the “PGIF Underwriters”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies, of such agreements, instruments, documents and records of the Company and PGIF, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, PGIF and others as we have deemed necessary or appropriate for the purposes of this opinion.  We have examined, among other documents, the following:

(a)	the Procter & Gamble Agreements;

(b)	the PGIF Agreements;

(c)	the Procter & Gamble Indenture;

(d)	the PGIF Indenture;

(e)	a specimen form of the Procter & Gamble Debt Securities;

(f)	a specimen form of the PGIF Debt Securities; and

(g)	a specimen form of the Guarantee.

The documents referred to in items (a) through (g) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from officers or other appropriate representatives of the Company, PGIF and others and assume compliance on the part of all parties to the Documents with the covenants and agreements contained therein.

We have assumed, for purposes of the opinions expressed herein, that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all of the parties to the Documents have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto; (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinions below as to the Company and PGIF), enforceable against such parties in accordance with its terms; (v) the Procter & Gamble Debt Securities and the PGIF Debt Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Procter & Gamble Agreements and the PGIF Agreements, as applicable; (vi) all of the parties to the Documents will comply with all laws applicable thereto; and (vii) the Procter & Gamble Debt Securities, the PGIF Debt Securities and the Guarantee conform to the specimen thereof examined by us.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

                                  1. The Procter & Gamble Debt Securities, when paid for by the Procter & Gamble Underwriters in accordance with the terms of the
               Procter & Gamble Agreements, will constitute valid and binding obligations of the Company.

                                  2. The PGIF Debt Securities, when paid for by the PGIF Underwriters in accordance with the terms of the PGIF Agreements, will constitute valid and binding obligations of PGIF.

                                  3. When the PGIF Debt Securities have been paid for by the PGIF Underwriters in accordance with the terms of the PGIF Agreements, the
              Guarantee will constitute a valid and binding obligation of the Company.

The opinions set forth above are subject to the following qualifications:

(i)   applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii)  general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

(iii)  the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

We express no opinion as to:

(i)  the legality, validity, binding effect or enforceability of any provision of the Securities or the Indentures relating to indemnification, contribution or exculpation;

(ii)  the legality, validity, binding effect or enforceability of any provision of the Securities or the Indentures related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

(iii)  the legality, validity, binding effect or enforceability of any provision of the Securities or the Indentures specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(iv)  the legality, validity, binding effect or enforceability of (a) any provision of the Documents containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or PGIF under any provision of the Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions); or (b) any Waiver in the Guarantee insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Company as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(v)           any provision of the Documents purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi)           any provision of the Documents which may be construed to be in the nature of a penalty.

In addition, our opinion in paragraph 3 above is subject to the following qualifications:

(a)           provisions in the Guarantee or the PGIF Indenture that provide that the Company’s liability thereunder shall not be affected by (i) actions or failures to act on the part of the Holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Company, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations;

(b)           we express no opinion as to whether the Guarantee or Article Eleven of the PGIF Indenture would be deemed by a court of competent jurisdiction to be within the authorized corporate power of the Company; and

(c)           we have assumed consideration that is fair and sufficient to support the agreements of the Company under the Guarantee and Article Eleven of the PGIF Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by the Company.

The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

This opinion is furnished solely for your benefit in connection with internal counsel for the Company rendering an opinion to the Company and PGIF to be filed as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP